                                                                  exhibit 99.2
                                                                  ------------


Exhibit 99 (2) - Press Release - Foote Hospital Upgrades Infrared
Tracking System
================================================================================
                                 NEWS RELEASE
================================================================================

INCREASED EFFICIENCY GENERATED BY THE NIGHTINGALE INFRARED (IR) LOCATING SYSTEM LEADS FOOTE HOSPITAL TO UPGRADE THEIR SYSTEM.


TRAVERSE CITY, Mich., February 24/PRNewswire/--Versus Technology, Inc. (NASDAQ Bulletin Board: VSTI) announced:

Pleased with its increase in efficiency since the installation of the Nightingale locating system, Foote Memorial Hospital, in Jackson, Michigan, has upgraded their system to the latest Windows version.

Dr. Anderson, Director of Radiology at Foote, saw the need for implementing the Nightingale system primarily for phone call forwarding in the Radiology department. "I can't imagine how we functioned before," stated Dr. Anderson. "Part of quality is availability." The Radiology department handles a daily average of 950 incoming phone calls for doctors and technicians, many concerning test results which need to be communicated immediately to the appropriate staff person. By using the Nightingale system, the phone operator can immediately determine the location of a doctor or technician in the facility and forward the call directly to that location.

Quick response to customer calls and increased communication among hospital staff have been the primary benefits from the Nightingale system. "It's a matter of efficiency to be there to handle customer service calls; otherwise, they will take their business some place else," confirmed Dr. Anderson.

Staff personnel wear COM badges that emit an infrared signal to sensors
installed throughout the facility.   The sensors gather the location
information and display the "real time" location of all badged personnel onto a display monitor and corresponding room list.

The Nightingale system can be used to track key facility assets and resources including: personnel, patients, equipment, and patient equipment alarms. The system is designed to accomplish two major functions: the first is to increase communication, thus allowing patients and staff more freedom while receiving and administering treatment, and the second is to help facilities manage their equipment and other resources.

Versus Technology, Inc. markets infrared tracking systems and portable security systems. For additional information, please call (616) 946-5868 or FAX (616) 946-6775.

-0- 2/24/97
/CONTACT:  Gary T. Wittbrodt, 616-946-5868, of Versus Technology, Inc./(VSTI)




                                      21